Exhibit 99.3

GIGOPTIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	As Adjusted				As Reported
	Three months ended		Nine months ended		Three months ended		Nine months ended
	October 2, 2011%		October 2, 2011%		October 2, 2011%		October 2, 2011%

Revenue
Product	$8,363	100%	$23,016	97%	$8,363	100%	$23,016	97%
Government contract	—	0%	628	3%	—	0%	628	3%

Total revenue	8,363	100%	23,644	100%	8,363	100%	23,644	100%
Cost of revenue
Product	3,709	44%	11,158	47%	3,709	44%	11,158	47%
Government contract	—		180	1%	—		180	1%

Total cost of revenue	3,709	44%	11,338	48%	3,709	44%	11,338	48%

Gross profit (loss)	4,654	56%	12,306	52%	4,654	56%	12,306	52%

Research and development expense	3,633	43%	9,097	38%	3,633	43%	9,097	38%
Selling, general and administrative expense	2,769	33%	8,091	34%	2,769	33%	7,981	34%
Restructuring expense	769	9%	3,823	16%	769	9%	717	3%
Merger-related expense	74	1%	1,959	8%	74	1%	1,959	8%
Special litigation-related expense	255	3%	275	1%	255	3%	275	1%
Shareholder settlement expense	—		1,064	5%	—		1,064	5%

Total operating expenses	7,500	90%	24,309	103%	7,500	90%	21,093	89%

Loss from operations	(2,846)	-34%	(12,003)	-51%	(2,846)	-34%	(8,787)	-37%

Interest expense	(97)	-1%	(240)	-1%	(97)	-1%	(240)	-1%
Other income (expense), net	(131)	-2%	(61)	0%	(131)	-2%	(61)	0%

Loss before provision for income taxes	(3,074)	-37%	(12,304)	-52%	(3,074)	-37%	(9,088)	-38%
Provision for income taxes	—	0%	(12)	0%	—	0%	(12)	0%

Net loss	(3,074)	-37%	(12,316)	-52%	(3,074)	-37%	(9,100)	-38%

Net loss per share—basic and diluted	$(0.14)		$(0.78)		$(0.14)		$(0.57)

Weighted average number of shares used in per share calculations—basic and diluted	21,511		15,888		21,511		15,888

GIGOPTIX, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	As Adjusted October 2, 2011	As Reported October 2, 2011

ASSETS
Current assets:
Cash and cash equivalents	$9,985	$9,985
Short-term investments	6,207	6,207
Accounts receivable, net	5,386	5,386
Inventories	2,533	2,533
Prepaid and other current assets	615	615

Total current assets	24,726	24,726
Property and equipment, net	4,855	4,855
Intangible assets, net	5,569	5,569
Goodwill	9,860	11,985
Restricted cash	258	258
Other assets	251	251

Total assets	$45,519	$47,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,396	$4,396
Accrued and other current liabilities	5,476	5,366
Accrued restructuring	939	939
Line of credit and debt	1,012	1,012

Total current liabilities	11,823	11,713
Pension liabilities	219	219
Other long-term liabilities	1,246	1,246

Total liabilities	13,288	13,178
Stockholders’ Equity
Common stock, $0.001 par value; 50,000,000 shares authorized as of October 3, 2011;
21,513,784 and 12,210,264 issued and outstanding as of October 3, 2011 and
December 31, 2010, respectively.
Common stock, $0.001 par value	22	22
Additional paid-in capital	117,599	116,618
Accumulated deficit	(85,669)	(82,453)
Accumulated other comprehensive income	279	279

Total stockholders’ equity	32,231	34,466

Total liabilities and stockholders’ equity	$45,519	$47,644